AMENDED AND RESTATED
BYLAWS
OF
HUDSON VALLEY HOLDING CORP.

ARTICLE I
OFFICES

SECTION 1. Name. The legal name of this corporation (hereinafter referred to as the “Corporation”) is Hudson Valley Holding Corp.

SECTION 2. Principal Office. The principal office of the Corporation shall be located in the City of Yonkers, State of New York or at such other location as the Board may determine from time to time.

SECTION 3. Other Offices. The Corporation may have such other offices either within or without the State of New York as the Board of Directors of the Corporation (hereinafter referred to as the “Board”) may from time to time determine.

ARTICLE II
MEETINGS OF SHAREHOLDERS

SECTION 1. Annual Meeting. The annual meeting of the shareholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the annual meeting, shall be held on such date and at such time as shall be fixed by the Board.

SECTION 2. Special Meetings. Except as otherwise specifically provided by statute, special meetings of the shareholders for any purpose or purposes may be called (i) by a majority of the Board, (ii) by the Chairman of the Board, (iii) by the Chief Executive Officer of the Corporation or (iv) by any one or more shareholders owning in the aggregate, not less than fifty (50%) percent of the stock of the Corporation. Such request shall state the purpose or purposes of the proposed special meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice of meeting.

SECTION 3. Place of Meetings. Meetings of shareholders shall be held in the city, town or village in which the principal office of the Corporation is located or at such other place as the Board may legally designate, as fixed in the call and notice of meeting or waiver thereof.

SECTION 4. Notice of Annual or Special Meetings. A notice setting forth the day, hour and place of each annual or special meeting of shareholders shall be mailed, postage prepaid, to each shareholder of record entitled to vote, at the shareholders last known post office address as the same appears on the stock records of the Corporation, or such notice shall be left with each such shareholder at their residence or usual place of business, not less than ten (10) no more than fifty (50) days before such annual or special meeting. In the case of a special meeting, the notice shall also state (i) the purpose or purposes thereof, and (ii) at whose direction the notice of meeting is being issued.

SECTION 5. Adjournment. Any meeting of shareholders, annual or special, may be adjourned from time to time. If a meeting is adjourned and the Board fixes a new record date for the adjourned meeting, a written notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

SECTION 6. Waiver of Notice. Notice of any shareholder’s meeting may be waived in writing by any shareholder either before or after the time stated therein for convening the meeting, which notice may also be given electronically or by facsimile transmission. The attendance of any shareholder at any shareholder meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by the shareholder.

SECTION 7. Notice of Business.

(a) At an annual meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board, or (iii) by any shareholder of the Corporation who is a shareholder of record at the time of giving of the notice provided for in this Section 7, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 7.

(b) For business to be properly brought before a shareholder meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the Corporation pursuant to this Section 7. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date or other prior public disclosure of the date of the meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth day following the day on which such notice of the date of the meeting or such public disclosure was first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. To be in proper written form, a shareholder’s notice to the Secretary of the Corporation shall set forth in writing as to each matter the shareholder proposes to bring before the annual meeting:

(i)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting;

(ii)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(iii)	the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business;

(iv)	the number of shares of the Corporation which are beneficially owned by the shareholder;

(v) any material interest of the shareholder in such business; and

(vi)	if the shareholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect. The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such shareholder’s proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such shareholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 7. The chairman of an annual meeting may refuse to permit any business to be brought before an annual meeting which fails to comply with the foregoing procedures or, in the case of a shareholder proposal, if the shareholder solicits proxies in support of such shareholder’s proposal without having made the representation required by clause (vi) of this Section 7.

SECTION 8. Voting.

(a) Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation (the “Certificate”) or these Bylaws, each shareholder entitled to vote at any meeting of shareholders shall be entitled to one vote in person or by proxy for each share of stock of the Corporation entitled to be voted upon the matter in question held by him or her and registered in his or her name on the books of the Corporation.

(b) Shares of its own stock belonging to the Corporation, or to another corporation if a majority of the shares entitled to vote in the election of directors of such other corporation is held by the Corporation, shall not be entitled to vote.

(c) Shares held by an administrator, executor, guardian, conservator, committee or other fiduciary, except a trustee, may be voted by him or her, either in person or by proxy, without transfer of such shares into his or her name. Shares held by a trustee may be voted by him or her, either in person or by proxy, only after the shares have been transferred into his or her name as trustee or into the name of his or her nominee. Shares of its own stock held by a trust company as sole trustee, whether registered in its own name as such trustee or in the name of its nominee, shall not be voted by the registered owner in the election of directors unless under the terms of the trust the manner in which such shares shall be voted may be determined by a donor or beneficiary of the trust and unless such donor or beneficiary actually directs how such shares shall be voted, and shares of its own stock held by trust company and one or more persons as trustees may be voted by such other person or persons, as trustees, in the same manner as if he, she or they were the sole trustee.

(d) Shares held by or under control of a receiver may be voted by him or her without the transfer thereof into his or her name if authority to do so is contained in a properly authenticated order of the court by which such receiver was appointed.

(e) A shareholder whose shares are pledged as collateral for any loan or credit obligation shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee.

(f) At all meetings of shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Any other action, except as otherwise expressly required by the Certificate, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, shall be decided by the affirmative vote of a majority in interest of the shareholders present in person or by proxy and entitled to vote on such matters, provided a quorum is present. In the election of directors and for any other action, the vote at any meeting of the shareholders on any question need not be by ballot. On a vote by ballot each ballot shall be signed by the voting shareholder or on his or her behalf by his or her proxy, and it shall show the number of shares voted by him or her.

SECTION 9. Quorum. Except for a special election of directors pursuant to Section 603 of the New York Business Corporation Law, the shareholders of record of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at such meeting, present either in person or by proxy, shall constitute a quorum for the transaction of business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholder. The shareholders present may adjourn the meeting despite the absence of a quorum.

SECTION 10. Proxies. Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize another person or persons to act for him or her by proxy.

(a) Proxies may be authorized in any manner permitted under Section 609 of the New York Business Corporation Law, or in any other manner not prohibited by Section 609 .and acceptable to the inspectors appointed for the shareholder meeting... No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided in Section 608 of the New York Business Corporation Law or as provided in the proxy itself.

(b) The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the shareholder who executed the proxy unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the corporate officer responsible for maintaining the list of shareholders.

(c) Except as otherwise provided by written agreement between the parties, the record holder of shares which are held by a pledgee as security or which belong to another, upon demand therefor and payment of necessary expenses thereof, shall issue to the pledgor or to such owner of such shares a proxy to vote or take other action thereon.

(d) A shareholder shall not sell his or her vote or issue a proxy to vote to any person for any sum of money or anything of value.

(e) A proxy which is entitled “irrevocable proxy” and which states that it is irrevocable, is irrevocable when it is held by a pledgee or a person who has purchased or agreed to purchase the shares. Notwithstanding a provision in a proxy stating that it is irrevocable, the proxy becomes revocable after the pledge is redeemed.

(f) A proxy may be revoked, notwithstanding a provision making it irrevocable, by a purchaser of shares without knowledge of the existence of the provision unless the existence of the proxy and its irrevocability is noted conspicuously on the face or back of the certificate representing such shares.

SECTION 11. Books and records; right of inspection, prima facie evidence. The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders, board and executive committee, if any, and shall keep at the office of the Corporation, a record containing the names and addresses of all shareholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

Any person who shall have been a shareholder of record of the Corporation upon at least five (5) days’ written demand shall have the right to examine in person or by agent or attorney, during usual business hours, the Corporation’s minutes of the proceedings of its shareholders and record of shareholders and to make extracts therefrom for any purpose reasonably related to such person’s interest as shareholder.

An inspection authorized by the above section may be denied to such shareholder upon his or her refusal to furnish to the Corporation or its transfer agent an affidavit that such inspection is not desired for a purpose which is in the interest of a business and other than the business of the Corporation that he or she has not, within five (5) years from the date of such request, sold or offered for sale any list of shareholders of any corporation of any type or kind, whether or not formed under any law of this state, or aided or abetted any person in procuring any such record of shareholders for any such purpose.

SECTION 12. Shareholders’ Derivative Action. An action may be brought in the right of the Corporation to procure a judgment in its favor, by a holder of shares or of a beneficial interest in such shares of the Corporation.

In any such action, it shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he or she was such a holder at the time of the transaction of which he or she complains, or that his or her shares or his or her interest therein transferred upon him or her by operation of law.

In any such action, the complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled, without the approval of the court having jurisdiction over the action.

If the action on behalf of the Corporation was successful, in whole or in part, or if anything was received by the plaintiff as the result of a judgment, compromise or settlement of an action or a claim, the court may award the plaintiff reasonable expenses, including reasonable attorney’s fees, and shall direct him, her or them to account to the Corporation for the remainder of the proceeds so received by him, her or them. This section shall not apply to any judgment rendered for the benefit of injured shareholders only and limited to a recovery of the loss or damage sustained by them.

SECTION 13. Security for Expenses in Shareholders’ Derivative Action. In any shareholder derivative action, if the plaintiff holds less than five percent of any class of the outstanding shares or holds a beneficial interest in shares representing less than five percent, then unless the shares and beneficial interest of such plaintiff have a fair value in excess of fifty thousand dollars, the corporation in whose right such action is brought shall be entitled at any stage of the proceedings before final judgment, to require the plaintiff to give security for the reasonable expenses, including attorney’s fees, which may be incurred by it in connection with such action and by the other party’s defendant in connection therewith for which the corporation may become liable under this article, under any contract or otherwise under law, to which the corporation shall have recourse in such amount as the court having jurisdiction of such action shall determine upon the termination of such action.

SECTION 14. Organization. Meetings of shareholders shall be presided over by the Chairman of the Board, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the Chief Executive Officer, or in his absence by the Senior Executive Vice President, or in the absence of the foregoing persons by a Chairman designated by the Board, or in the absence of such designation, by a Chairman chosen at the meeting. The Secretary of the Corporation shall act as secretary of the meeting, but in his absence the Chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 15. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of shareholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following:

(i)	the establishment of an agenda or order of business for the meeting;

(ii)	rules and procedures for maintaining order at the meeting and the safety of those present;

(iii)	limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Chairman of the meeting shall determine;

(iv)	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(v)	limitations on the time allotted to questions or comments by participants.

Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III
BOARD OF DIRECTORS

SECTION 1. General Powers. The property, business and affairs of the Corporation shall be managed by the Board. Except as expressly limited by law, the Board may adopt such rules and regulations for the conduct of its meetings and the management and affairs of the Corporation as it may deem proper.

SECTION 2. Number. The Board shall consist of no less than five (5) no more than twenty (20) persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of a majority of the shareholders at any meeting thereof.

SECTION 3. Election and Nomination of Directors. Directors shall be elected by the shareholders of the Corporation at the annual meeting or at any special meeting called for the election of directors. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors. Each director shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been elected and qualified. Nominations of candidates for election as directors may be made:

(i)	at the direction of the Board; or

(ii)	pursuant to the Corporation’s notice of meeting (or any supplement thereto).

SECTION 4. Qualification and Term of Directors. To serve on the Board a director must be at least twenty-five (25) years of age. No director shall serve beyond the end of the calendar year of his or her eightieth (80th ) birthday unless a one (1) year extension is approved by a two-thirds vote of the entire Board, excluding, however, (i) the vote of the director being considered for an extension, and (ii) the votes of those directors on the Board whose age is eighty (80) or greater. Not more than one-third of the directors shall be active officers or employees of Hudson Valley Holding Corp., Hudson Valley Bank, N.A., or any of its subsidiaries. For purposes of this Section, an outside director shall mean a person who is not currently employed by the Corporation, Hudson Valley Bank, N.A. or any of its subsidiaries or affiliates. All directors who are not outside directors shall be known as inside directors. Collectively, inside and outside directors shall be known as directors and shall have equal voting rights. Each director shall hold office until the annual meeting of the shareholders next following his or her election and until his or her successor shall have been elected and shall have qualified, or until his or her death, or until he or she shall earlier resigns. This Section 4 of Article III shall not be amended by the Board except upon a vote of two-thirds of the directors then in office.

SECTION 5. Resignations. A director may resign at any time by giving written notice to the Chairman of the Board. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 6. Removal of Directors. Any or all of the directors may be removed for cause (i) by the vote of a majority of all outstanding shares entitled to vote or, (ii) by the action of the Board. Directors may be removed without cause only by vote of a majority of all outstanding shares entitled to vote.

SECTION 7. Vacancies and Newly Created Directorships. All vacancies in the office of director, including newly created directorships resulting from an increase in the number of directors, may be filled either (i) by the shareholders of the Corporation entitled to vote for the election of directors, at a meeting of the shareholders called for that purpose, or (ii) by vote of two-thirds of the directors then in office, and each new director so chosen shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and shall have qualified, or until his or her earlier death, or until he or she shall resign. This Section shall not be amended by the Board except upon a vote of two-thirds of the directors then in office.

SECTION 8. Establishment of Committees of the Board of Directors.

(a) The Corporation shall have such committees of the Board as the Board shall determine from time to time. The Board, by resolution adopted by a majority of the entire Board, may designate from among its members (1) an Executive Committee consisting of at least five (5) directors, (2) a Compensation and Organization Committee, and (3) an Audit and Examination Committee and any such other committees, which are deemed appropriate from time to time, each consisting of three or more directors, and each of which, to the extent provided in the resolutions and permitted by law, shall have all the authority of the Board, except that no such committee shall have authority as to the following matters:

i.	The submission to shareholders of any action that needs shareholders’ authorization under this Section.

ii.	The filling of vacancies in the Board or in any such committee.

iii.	The amendment or appeal of the by-laws, or the adoption of new by-laws.

iv.	The amendment or repeal of any resolution of the Board which by its terms shall not be so amendable or repealable.

(b) The Board may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

(c) Each such committee shall serve at the pleasure of the Board. The designation of any such committee, the delegation thereto of authority, or action by any such committee pursuant to such authority shall not alone constitute performance by any member of the Board who is not a member of the committee in question, of his or her duty to the Corporation under the NY Business Corporation Law.

(d) Except as provided by law, the Board may, from time to time, establish, eliminate and modify the power and authority of any of the Board’s committees; change the size of a committee; and add, remove or replace the Chairman or member of any committee.

SECTION 9. Compensation of Directors. The Compensation and Organization Committee shall have authority to fix the compensation of directors for services in any capacity, or to allow a fixed sum plus expenses, if any, for attendance at meetings of the Board or of committees of directors. Nothing contained in this Section 9 of Article III shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving compensation therefor.

SECTION 10. Regular Meetings. Regular meetings of the Board may be held without notice at such times and places, within or without the State of New York, as may from time to time be fixed by the Board. The Corporation must hold a regular monthly meeting at least ten (10) times a year and during any three (3) consecutive calendar months the Board must meet at least twice. The executive committee shall meet at least once in each thirty (30) day period during which the Board does not meet.

The Board shall, after their due qualification, hold an annual meeting for the election of officers within five (5) days after the annual meeting of shareholders.

SECTION 11. Special Meetings; Notice; Waiver. Special meetings of the Board may be held at any time and place, within or without the State of New York, upon the call of the Chairman of the Board or by the Chief Executive Officer by oral, telegraphic or written notice, duly given to or sent or mailed to each director not less than one (1) day before such meeting. Special meetings shall also be called by the Chairman of the Board or the Chief Executive Officer on the written request of any two (2) directors.

Notice of a special meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or prior to its conclusion, the lack of notice to him or her.

A notice, or waiver of notice, need not specify the purpose of any special meeting of the Board.

SECTION 12. Quorum; Action by the Board; Adjournment. At any meeting of the Board, a majority of the director positions on the Board shall constitute a quorum at any meeting for the transaction of business, except that when the number of directors constituting the whole Board shall be an even number, one-half of that number, but not less than five (5), shall constitute a quorum.

The vote of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board, except as may be otherwise specifically provided by statute, or these Bylaws.

A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.

SECTION 13. Telephonic Participation. Any one or more members of the Board or any committee thereof may participate in a meeting of such Board or committee by means of a telephone conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting. The minutes of the telephonic meeting shall record the names of the directors participating.

SECTION 14. Ex Officio Member Of Committees. Both the Chairman of the Board and the Chief Executive Officer shall be a member “ex officio” of all committees of the Board, except where expressly prohibited by statute, the Certificate of Incorporation or these Bylaws or by the terms of any plan or other document establishing any such committee.

SECTION 15. Organization. Meetings of the Board shall be presided over by the Chairman of the Board, or in his absence by the Chief Executive Officer of the Corporation, or, in his absence, by a Chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the Chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE IV
CHAIRMAN OF THE BOARD

SECTION 1. Chairman of the Board. The Board shall appoint one of its members to be the Chairman of the Board to serve at its pleasure. The Chairman of the Board may, at the discretion of the Board, be an officer of the Corporation, subject to the control of the Board, and shall report directly to the Board. The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall:

(1)	Supervise the carrying out of the policies adopted or approved by the Board;

(2)	Have general powers, as well as the specific powers conferred by these Bylaws; and

(3)	Have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board.

SECTION 2. Compensation. The compensation of the Chairman of the Board of the Corporation shall be established by the Compensation and Organizational Committee.

ARTICLE V
OFFICERS

SECTION 1. Officers of the Corporation. The officers of the Corporation shall be elected by the Board and may consist of the following: a President, a Chief Executive Officer, a Vice President, a Treasurer, a Secretary and such other officers as the Board may determine from time to time. The officers shall be chosen annually by the Board. Each officer shall hold office until his or her successor shall have been elected and shall have qualified, or until his or her death or until his or her earlier resignation or removal in the manner hereafter provided.

SECTION 2. Chief Executive Officer. The Board shall appoint one of its members to be the Chief Executive Officer of the Corporation. In the absence of the Chairman, the Chief Executive Officer shall preside at any meeting of the Board. The Chief Executive Officer shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of Chief Executive Officer, or imposed by these Bylaws. The Chief Executive Officer shall also have and may exercise such further powers and duties as from time-to-time may be conferred, or assigned by the Board.

SECTION 3. President. The Board shall appoint a President of the Corporation. In the absence of the Chairman or the Chief Executive Officer, the President shall preside at any meeting of the Board. The President shall also have and may exercise such further powers and duties as from time-to-time may be conferred, or assigned by the Board.

SECTION 4. Vice President. The Board may appoint one or more vice presidents, including, without limitation, senior executive vice presidents and executive vice presidents. Each vice president shall have such powers and duties as may be assigned by the Board. The Board shall designate one senior executive vice president, in the absence of the Chief Executive Officer of the President, to perform all the duties of the Chief Executive Officer or the President.

SECTION 5. Secretary. The Board shall appoint a secretary or other designated office who shall be secretary of the Board and of the association, and shall keep accurate minutes of all meetings. The secretary shall:

(1)	Attend to the giving of all notices required by these By-laws;

(2)	Be custodian of the corporate seal, records, documents, and papers of the association;

(3)	Provide for the keeping of proper records of all transactions of the association;

(4)	Have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of secretary, or imposed by these Bylaws; and

(5)	Perform such other duties as may be assigned from time-to-time, by the Board.

SECTION 6. Other Officers. The Board may appoint one or more assistant vice presidents, one or more assistant secretaries, and such other officers and attorneys in fact as from time to time may appear to the Board to be required or desirable to transact the business of the Corporation. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board, the Chairman of the Board, or the president and chief executive officer. The Board may authorize an officer to appoint one or more officers or assistant officers.

SECTION 7 Resignation and Removal. Any officer may resign at any time by giving written notice to the Chairman of the Board. Any such resignation shall take effect at the time specified therein, or if no time is so specified, upon its receipt by the Chairman of the Board. Any officer may be removed, either with or without cause, at any time by the vote of a majority of the Board.

SECTION 8. Powers and Duties. The powers and duties of officers shall be as determined from time to time by resolution of the Board, or in such other manner as the Board may authorize, not inconsistent with statute, or Bylaws. To the extent not so provided by the Board, the powers and duties of the officers shall be those powers which generally pertain and are applicable to their respective roles and offices.

SECTION 9. Compensation. The compensation of all officers of the Corporation shall be established by the Compensation and Organization Committee.

SECTION 10. Vacancies. Any vacancy in any office by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any meeting.

ARTICLE VI
INDEMNITY

SECTION 1. Definitions. For purposes of this Article VI, the following terms shall have the following meanings unless the context otherwise requires:

(a) “Director” or “Officer” means an individual who is or was a director or officer, respectively, of the Corporation or who, while a director or officer of the Corporation is or was serving at the Corporation’s request as a director or officer. “Director” or “Officer” includes, unless the context requires otherwise, the estate or personal representative of a director or officer.

(b) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses, including, without limitation, counsel fees, incurred with respect to a proceeding commenced against a director or officer.

(c) “Official Capacity” means: (a) when used with respect to a director, the office of a director in the Corporation; and (b) when used with respect to an individual other than a director, the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. “Official Capacity” does not include service for any other domestic corporation or any trust, employee benefit plan or entity.

(d) “Party” means an individual who was or is threatened to be made a defendant or respondent in a proceeding.

(e) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal.

SECTION 2. Duty of Directors and Officers; Oath of Directors. Directors and officers shall discharge the duties of their respective positions in good faith and with that degree of diligence, care and skill which ordinarily prudent individuals would exercise under similar circumstances in like positions. In discharging their duties, directors and officers, when acting in good faith, may rely upon (a) financial statements of the Corporation represented to them to be correct by the President or the Chief Financial Officer of the Corporation having charge of its books of account, or stated in a written report by an independent accountant to reflect the financial condition of the Corporation, and (b) reports required to be submitted to them or prepared in the ordinary course of business by an officer or committee charged with the responsibility therefor.

When appointed or elected, each director shall take an oath that he or she will, so far as the duty devolves on him or her, diligently and honestly administer the affairs of the Corporation, and will not knowingly violate, or willingly permit to be violated, any of the provisions of law applicable to the Corporation.

SECTION 3. Authority to Indemnify Directors and Officers.

(a) Non Derivative Actions: Except as otherwise provided by statute, regulation, the Certificate or these Bylaws, the Corporation shall, subject to the limitations of Section 4 of this Article VI, indemnify any individual who is a party to any proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), because he or she is or was a director or officer of the Corporation against liability if:

(i) the individual conducted himself or herself in good faith;

(ii)	he or she reasonably believed: (i) in the case of conduct in his or her official capacity that it was in the best interests of the Corporation; and (ii) in all other cases, that his or her conduct was not opposed to the best interests of the Corporation; and

(iii)	in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(iv)	he or she engaged in conduct for which broader indemnification has been made permissible or obligatory by statute, regulation, under a provision of the Certificate or these Bylaws.

The termination of a proceeding by judgment, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct described in this Section.

(b) Derivative Actions: Except as otherwise provided by statute, regulation, or these Bylaws, the Corporation shall, subject to the limitations of Section 4 of this Article VI, indemnify any individual made a party to an action by or in the right of the Corporation to procure a judgment in its favor because he or she is or was a director or officer against reasonable expenses incurred by him or her in connection with such action, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation. Notwithstanding the foregoing, no indemnification under this Section shall be made in respect of (a) a threatened action, or a pending action which is settled, or (b) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

SECTION 4. Payment of Indemnification Other Than by Court Award.

1. Any director or officer who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding shall be entitled to indemnification from the Corporation.

2. Except (i) as provided for in subdivision (1) above and, (ii) order by a court, any indemnification from the Corporation must be authorized in each specific case:

(a)	By the Board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in Article VI, Section 2 hereof, or

(b)	If a quorum under subparagraph (1) is not obtainable or even, if obtainable, a quorum of disinterested directors so directs:

(i)	By the Board upon the opinion in writing of independent counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in Article VI Section 2 hereof and has been met by such director or officer, or

(ii)	By the shareholders upon a finding that the director or officer has met the applicable standard or conduct set forth in Article VI Section 2 hereof.

3. Expenses incurred in defending a civil or criminal action or proceeding may be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the expenses so advanced by the Corporation.

SECTION 5. Indemnification of Directors and Officers by a Court. Notwithstanding the failure of the Corporation to provide indemnification, and despite any contrary resolution of the Board or of the shareholders, indemnification awarded by a court must be paid by the Corporation to the extent authorized by law.

SECTION 6. Insurance for Indemnification of Directors and Officers. The Corporation may purchase and maintain insurance:

(1) To indemnify itself for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this Article VI, and

(2) To indemnify directors and officers in instances in which they may be indemnified by the Corporation under the provisions of this Article VI, and

(3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VI provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

ARTICLE VII
ISSUE AND TRANSFER OF CAPITAL STOCK

SECTION 1. Certificates. Certificates of capital stock and other documentary evidences of equity securities shall be in such form authorized or adopted by the Board. Each certificate shall be signed by the Chairman of the Board, the President, the Chief Executive Officer or by any Senior Executive Vice President, and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof, provided that the certificate shall also contain such other recitals as may be required by law. Any or all such signatures may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

The stock ledger and blank share certificates shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.

SECTION 2. Lost or Destroyed Certificates. In the event that a person alleges to have lost or destroyed his or her certificate(s) theretofore issued by the Corporation, the Board may either: (i) direct a new certificate(s) to be issued in place of any certificate(s) theretofore issued by the Corporation, alleged to have been lost or destroyed; or (ii) direct that the shares represented thereby be represented by a book entry upon the stock ledger of the Corporation, upon the making of an affidavit of the fact by the person claiming the certificate to be lost or destroyed. When authorizing such issue of a new certificate or entry on the stock ledger of the Corporation, the Board may, in its discretion and as a condition precedent to the issuance thereto, require the owner of such lost or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

SECTION 3. Transfers of Shares.

(a) Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof, or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or transfer agent for such stock, if any, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any applicable lawful restriction or transfer. The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Security or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

(b) Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to cancel the old certificate; and either (i) issue a new certificate to the person entitled thereto, and cancel the old certificate; or (ii) direct that a book entry be made upon the stock ledger of the Corporation reflecting such transfer.

(c) With respect to uncertificated securities, upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the Corporation shall be made only on the stock ledger of the Corporation by the registered holder thereof, or by the registered holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent or a registrar, if any.

(d) The Corporation shall be entitled to treat the holder of record of any share as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of New York.

SECTION 4. Fixing Record Date. The Board by resolution shall fix a date as the record date for any determination of shareholders, such date in any case to be not more than seventy (70) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring determination of shareholders is to be taken. When a record date has been determined for shareholders entitled to vote in any meeting as provided in this section, such record date shall apply to any adjournment thereof.

SECTION 5. Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by statute.

SECTION 6. Book Entry Shares. The Corporation may, at its option issue shares of its capital stock in book-entry (uncertificated) form. In such event, all references herein to the delivery of stock certificates shall be inapplicable. The Corporation’s transfer agent shall keep appropriate records indicating the number of shares of capital stock owned by each person to whom shares are issued, any restrictions applicable to such shares of capital stock and the duration thereof, and other relevant information. Upon expiration of any applicable restrictions for any reason, the transfer agent shall effect delivery of such shares of capital stock by adjusting its records to reflect the expiration of such restrictions, and by notifying the person in whose name such shares were issued that such restrictions have lapsed.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 1. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation and shall be in such form as the Board may from time to time determine.

SECTION 2. Fiscal Year. The fiscal year of the Corporation shall be the twelve (12) months ending December 31.

SECTION 3. Checks and Notes. All checks, drafts or other orders for the payment of money shall be signed by such officer or officers or other person or persons as shall be thereunto authorized from time to time by resolution of the Board.

SECTION 4. Waivers of Notice. Whenever notice is required or to be given by statute, or these Bylaws, a waiver thereof, by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting of shareholders shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express purpose of objecting, prior to the conclusion of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the shareholders, directors or members of a committee of directors need be specified in any waiver of notice.

SECTION 5. Proxies. All proxies or instruments authorizing any person to attend, vote, consent or otherwise act at any and all meetings of shareholders of any entity in which the Corporation shall own shares or in which it shall otherwise be interested shall be executed by the Chairman of the Board or such other officer as the Chairman of the Board may from time to time determine.

SECTION 6. Contracts. The Board may by resolution authorize any officer(s), agent(s) or employee(s) to enter into any contract or engagement and to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and, unless so authorized by the Board or by these Bylaws, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or for any amount.

SECTION 7. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time period.

SECTION 8. Governing Law. Except as otherwise provided herein, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

SECTION 9. Dividends. The Board shall have the power to fix and determine and to vary, from time to time, the amount of the working capital of the Corporation before declaring any dividends among its shareholders, and to direct and determine the use and disposition of any net profits or surplus, and to determine the date or dates for the declaration and payment of dividends and to determine the amount of any dividend, and the amount of any reserves necessary in their judgment before declaring any dividends among its shareholders, and to determine the amount of the net profits of the Corporation from time to time available for dividends.

ARTICLE IX
CONFLICTS OF INTEREST

No contract or transaction between the Corporation and one or more of its directors between the Corporation and any other corporation, partnership, association, or other organization of which one or more of its officers, partners, or members are directors or officers of the corporation, or which one or more of the Corporation’s directors or officers have a financial or other interest, shall be void or voidable solely by reason thereof, or solely because the director or officer is present at or participates in the meeting of the Board or a committee thereof which authorized the contract or transaction, if:

(1)	Any duality of interest or possible conflict of interest on the part of any director of the Corporation is disclosed to the other members of the Board or committee either through an annual questionnaire or at a meeting at which a matter involving such duality or conflict of interest is considered or acted upon; and

(2)	Any director having a duality of interest or possible conflict or interest on any matter refrains from voting or using his personal influence on the matter. The minutes shall reflect that a disclosure was made and the abstention from voting.

The foregoing requirements shall not be construed as preventing a director from briefly stating his position in the matter, nor from answering pertinent questions of other members of the Board or committee. Each director of the Corporation shall be advised of this policy upon entering on the duties of his or her office and shall answer an annual questionnaire.

ARTICLE X
AMENDMENTS

SECTION 1. Power to Amend. The Bylaws, or any of them, may be altered, amended or repealed, and new bylaws may be made (i) by the Board, by vote of a majority of the number of directors then in office as directors, acting at any meeting of the Board, or (ii) by the vote of the holders of not less than fifty percent (50%) of the total voting power of all outstanding shares of voting stock of the Corporation, at any meeting of shareholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of such shareholders meeting.